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                                                          Exhibit 99.1
[AEHR TEST SYSTEMS LOGO]

FOR IMMEDIATE RELEASE

Contacts:
FRB | Weber Shandwick
Jocelyn Hunter         Linda Chien
Analyst Contact        General Inquiries
(415) 248-3433         (310) 407-6547


                   AEHR TEST SYSTEMS REPORTS FOURTH QUARTER
                       AND FISCAL 2003 RESULTS

Fremont, CA (July 22, 2003) -- Aehr Test Systems (Nasdaq: AEHR) today announced financial results for the fourth quarter and fiscal year ended May 31, 2003.

Net sales for the fourth quarter of fiscal 2003 were $4.6 million, an increase of 31 percent from $3.5 million for the fourth quarter of fiscal 2002. Net sales for the fourth quarter increased by 15 percent to $4.6 million from $4.0 million in the third quarter of fiscal 2003. The operating loss for the fourth quarter of fiscal 2003 was $864,000, representing a 28 percent reduction from the operating loss of $1.2 million in the fourth quarter of fiscal 2002 and a 20 percent reduction from the operating loss of $1.1 million in the third quarter of fiscal 2003. Net loss for the fourth quarter of fiscal 2003 was $677,000, or $0.09 per share, compared with a net loss of $3.1 million, or $0.43 per share, in the same quarter of fiscal 2002. The net loss for the fourth quarter of fiscal 2002 included a $2.5 million, or $0.34 per share, non-cash charge related to the deferred tax assets valuation allowance.

"We are very pleased with our fourth quarter net sales performance, which marked the second sequential quarter of double-digit growth," said Rhea Posedel, chairman and chief executive officer of Aehr Test. "Net sales reached their highest quarterly level of the last two years, during the protracted semiconductor industry downturn. The growth was primarily driven by an increase in demand for our core burn-in and test systems, a trend we began seeing in the third quarter."

"During the quarter, we achieved a major product development goal," said C.J. Meurell, president and chief operating officer of Aehr Test. "We made significant progress in the development of our FOX full wafer burn-in and test system and completed another key development milestone, which resulted in the recognition of $400,000 in net sales in the fourth quarter. Many IC manufacturers are interested in our FOX products because of the systems' innovative capability to parallel test and burn-in devices at the wafer level, which they anticipate will reduce test cost, decrease cycle time and eliminate process steps. We believe the FOX technology can be used in a wide variety of applications, expanding our addressable market and creating new revenue opportunities. We expect the FOX products to fuel our growth over the long-term."

Net sales for the year ended May 31, 2003 were $15.1 million, a 20 percent increase from net sales of $12.6 million in fiscal 2002. The operating loss for fiscal 2003 was $4.7 million compared with the operating loss of $4.5 million for fiscal 2002. Net loss for fiscal 2003 was $4.5 million, or $0.63 per share, compared with a net loss of $5.3 million, or $0.74 per share, in

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fiscal 2002.  Net loss for fiscal 2002 included the $2.5 million non-cash charge related to the deferred tax assets valuation allowance.

As of May 31, 2003, the Company had no debt outstanding; its cash, short-term investments and long-term investments totaled $11.4 million, and its book value was $3.54 per share.

"Despite this extremely difficult market environment, we are very proud of our accomplishments in fiscal 2003," commented Posedel. "We grew revenues 20 percent on an annual basis and ended fiscal 2003 with an order backlog of $5.1 million compared with $3.9 million at the end of the prior fiscal year. We also made tremendous strides in new product development. With the successful completion of two development milestones for the FOX product line, our efforts are beginning to bear fruit."

Posedel concluded, "The outlook for the semiconductor equipment sector is still cloudy, and we believe that our net sales in the first quarter of fiscal 2004 may be down somewhat compared to the fourth quarter of fiscal 2003. Despite limited visibility, we are confident that our strategy will continue to enable us to weather this downturn. We remain committed to our product development efforts and will continue to fund this investment with our solid, debt-free balance sheet. We are optimistic about the potential of the FOX products and the long-term future of Aehr Test."

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a leading worldwide provider of systems for burning-in and testing DRAM and logic integrated circuits and has an installed base of more than 2,000 systems worldwide. Aehr Test has developed and introduced several innovative products, including the FOX, MTX, MAX3 and MAX4 systems and the DiePak carrier. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding industry growth and customer demand for Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include, without limitation, economic conditions in Asia and elsewhere, world events, acceptance by customers of the FOX, MTX, MAX and DiePak technologies, the ability of the Company to gain business in China, the Company's development and manufacture of a commercially successful wafer-level burn-in system, and the potential emergence of alternative technologies, which could adversely affect demand for Aehr Test's products in fiscal year 2004. See Aehr Test's recent 10-K and 10-Q reports filed with the SEC for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

                        {Financial Tables to Follow}


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                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                    Three Months Ended        Year Ended
                                                          May 31,               May 31,
                                                        (Unaudited)
                                                   ---------- ---------- ---------- ----------
                                                      2003       2002       2003       2002
                                                   ---------- ---------- ---------- ----------
Net sales......................................       $ 4,628    $ 3,522    $15,092    $12,568
Cost of sales..................................         2,985      1,876      9,354      6,488
                                                   ---------- ---------- ---------- ----------
Gross profit...................................         1,643      1,646      5,738      6,080
                                                   ---------- ---------- ---------- ----------
Operating expenses:
  Selling, general and administrative..........         1,259      1,733      5,919      6,547
  Research and development.....................         1,248      1,105      4,543      4,036
                                                   ---------- ---------- ---------- ----------
    Total operating expenses...................         2,507      2,838     10,462     10,583
                                                   ---------- ---------- ---------- ----------
Loss from operations...........................          (864)    (1,192)    (4,724)    (4,503)

Interest income................................            67         97        252        520
Other income (expense), net....................            14         49       (146)       (43)
                                                   ---------- ---------- ---------- ----------
Loss before income taxes.......................          (783)    (1,046)    (4,618)    (4,026)

Income tax expense (benefit)...................          (106)     2,076        (74)     1,241
                                                   ---------- ---------- ---------- ----------
Net Loss.......................................       $  (677)   $(3,122)   $(4,544)   $(5,267)
                                                   ========== ========== ========== ==========

Net loss per share
    Basic......................................       $ (0.09)   $ (0.43)   $ (0.63)   $ (0.74)
    Diluted....................................       $ (0.09)   $ (0.43)   $ (0.63)   $ (0.74)

Shares used in per share calculation:
    Basic......................................         7,157      7,182      7,161      7,151
    Diluted....................................         7,157      7,182      7,161      7,151


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                           AEHR TEST SYSTEMS AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)

                                                              May 31,        May 31,
                                                               2003           2002
                                                            ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents ..........................         $ 8,362        $ 7,485
  Short-term investments .............................           2,429          8,003
  Accounts receivable.................................           2,889          3,132
  Inventories ........................................           9,247          8,633
  Prepaid expenses and other .........................           1,640          2,373
                                                            ----------     ----------
      Total current assets ...........................          24,567         29,626

Property and equipment, net ..........................           1,515          2,356
Long-term investments ................................             607             --
Other assets, net ....................................           1,558          1,836
                                                            ----------     ----------
      Total assets ...................................         $28,247        $33,818
                                                            ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...................................         $   748        $   874
  Accrued expenses ...................................           1,739          2,260
  Deferred revenue ...................................             106            540
                                                            ----------     ----------
      Total current liabilities ......................           2,593          3,674

Deferred revenue .....................................              30             35
Deferred lease commitment ............................             279            224
                                                            ----------     ----------
      Total liabilities ..............................           2,902          3,933
                                                            ----------     ----------
Shareholders' equity:
  Common stock, $.01 par value outstanding:
    7,157 and 7,184 shares at May 31, 2003
    and May 31, 2002, respectively....................              72             72
  Additional paid-in capital .........................          36,364         36,387
  Net unrealized gain on investments..................               2              2
  Cumulative translation adjustment...................           1,519          1,492
  Accumulated deficit ................................         (12,612)        (8,068)
                                                            ----------     ----------
      Total shareholders' equity .....................          25,345         29,885
                                                            ----------     ----------
      Total liabilities and shareholders' equity .....         $28,247        $33,818
                                                            ==========     ==========

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